Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Woodside Homes Company, LLC:

We consent to the use of our report dated March 17, 2014, with respect to the consolidated balance sheets of Woodside Homes Company, LLC and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, equity, and cash flows for the years then ended, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
Salt Lake City, Utah
August 20, 2014